EXHIBIT 4.1
CREDIT FACILITY AMENDING AGREEMENT
THIS AGREEMENT MADE as of October 18, 2007.
BETWEEN:
TELVENT CANADA LTD., a Corporation, incorporated under the Laws of Canada, and having an office in the City of Calgary in the Province of Alberta (herein referred to as the “Borrower”)
- AND -
ABN AMRO BANK N.V. (formerly known as LaSalle Commercial Lending, a division of ABN AMRO Bank N.V.), an authorized foreign bank under the Bank Act (Canada), and having an office in the City of Toronto in the Province of Ontario (herein referred to as the “Bank”)
WHEREAS the Borrower and the Bank entered into a credit agreement dated May 2, 2003, as the same has been amended from time to time up to the Effective Date, as hereinafter defined (the “Original Credit Agreement”);
AND WHEREAS the Borrower and the Bank wish to amend the Original Credit Agreement as more particularly provided for herein and subject to the terms and conditions hereof;
NOW THEREFORE, in consideration of the terms, covenants, conditions and provisions hereof given or made by each party hereto, to or in favor of all or any of the other parties hereto, and other good and valuable consideration (receipt and sufficiency whereof is hereby acknowledged by each party receiving the same) the parties hereto mutually covenant and agree as follows.
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Amending Agreement, unless otherwise defined herein, or unless the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Original Credit Agreement. Reference to the “Credit Agreement” means the Original Credit Agreement and amendments thereto from time to time including the amendments made by this Amending Agreement.
1.2 Effective Date Of Amendments Made Hereby
All of the amendments, replacements and changes to the Original Credit Agreement made by this Amending Agreement shall be effective as of 8:00 am, local time in Calgary, Alberta, on the Effective Date (as defined in Section 4.1 hereof).

ARTICLE 2
AMENDMENTS TO ORIGINAL CREDIT AGREEMENT
2.1 Amendments to Defined Terms
(a)	Facility A - The definition of “Facility A” in Section 1.1 of the Original Credit Agreement is hereby amended by replacing the existing definition with the following:
“Facility A” means the secured revolving credit facility, in a maximum aggregate principal amount not to exceed the Facility A Maximum Amount, to be made available to the Borrower by the Bank in accordance with the provisions hereof.”
(b)	Facility A Maximum Amount - Section 1.1 of the Original Credit Agreement is hereby further amended by inserting therein in appropriate alphabetical order, the following definition for “Facility A Maximum Amount”:
“Facility A Maximum Amount” means (i) for a period of 30 consecutive days commencing on October 18, 2007, U.S. $5,000,000 or the Equivalent Amount in Canadian Dollars and (ii) thereafter, U.S. $3,000,000 or the Equivalent Amount in Canadian Dollars, in each case, subject to any reduction in accordance with the provisions hereof.”
2.2 Amendments To Section 2.11.2
(a)	Paragraph (a) of Section 2.11.2 of the Credit Agreement is hereby amended by replacing existing paragraph (a) with the following:
2.11.2 Except as provided for in Section 11.1 the maximum of:
“(a)	all Loans under Facility A shall not exceed the lesser of:
(i)	the then current Facility A Maximum Amount; or

(ii)	the Borrowing Base; and”
2.3 Incorporation of Provisions of Amending Agreement
Subject to the terms and conditions contained in this Amending Agreement, the Original Credit Agreement and each of the other Documents is hereby amended to the extent necessary to give effect to the provisions of this Amending Agreement and to incorporate the provisions of this Amending Agreement into the Original Credit Agreement and the other Documents. Without limiting the forgoing, all references to the Credit Agreement in the promissory note dated May 2, 2003 made by the Borrower in favour of the Bank as evidence for Facility A, shall be to the Original Credit Agreement as amended from time to time, including as amended by this Amending Agreement.

ARTICLE 3.REPRESENTATIONS AND WARRANTIES.
3.1 Representations and Warranties.
To induce the Bank to enter into this Amending Agreement, the Borrower hereby certifies, represents and warrants to the Bank that:
(a)	Authorization. The Borrower is duly authorized to execute and deliver this Amending Agreement, and to perform its obligations hereunder.

(b)	No Conflicts. The execution, delivery and performance by the Borrower of this Amending Agreement, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its properties.

(c)	Validity and Binding Effect. The Original Credit Agreement, as amended by this Amending Agreement, and each of the other Documents to which it is a party, continue to be a legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)	No Event of Default. As of the date hereof no Event of Default has occurred or is continuing.
ARTICLE 4
CREDIT AGREEMENT IF FULL FORCE
4.1 Effective Date of Amendments
This Amending Agreement shall not be effective until satisfaction of the following conditions precedent, each to the satisfaction of the Bank (the date on which such conditions precedent are so met, hereinafter referred to in this section 4.1 as the Effective Date):
(a)	The Borrower shall have duly authorized, executed and delivered to the Bank this Amending Agreement and the Bank shall have duly executed this Amending Agreement; and

(b)	Each of the Guarantors shall have acknowledged and agreed to the terms hereof by executing and delivering the Acknowledgement attached as Schedule A hereto.

4.2 Credit Agreement Otherwise Unamended
Except as specifically herein provided, the Original Credit Agreement and the other Documents remain unamended and in full force and effect as at the date hereof.
4.3 Amendment Pursuant To Credit Agreement
This Agreement constitutes an amendment within the meaning of Section 18.10 of the Original Credit Agreement.
ARTICLE 5
MISCELLANEOUS
5.1 Governing Law
This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada therein applicable to contracts made in and to be wholly performed in such Province, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.
5.2 Consent To Jurisdiction
(a)	The Borrower hereby irrevocably submits to the jurisdiction of any Alberta court sitting in Calgary in any action or proceeding arising out of or relating to this Agreement and the Security Documents and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Alberta court. The Borrower hereby consents to service upon it at its address set out in Section 18.2 of the Credit Agreement of copies of the statement of claim and any process issued in respect of any such action or proceeding. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
5.3 Benefit Of The Agreement
This Agreement shall enure to the benefit of and be binding upon the Borrower and the Bank, and their respective successors and permitted assigns.
5.4 Severability
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
5.5 Amendments And Waivers
Except as otherwise specifically provided herein, any provision of this Agreement may be amended only by the Borrower and the Bank in writing and may be waived only if the Bank so agrees in writing. Any such waiver and any consent by the Bank under any provision of this Agreement may be given subject to any conditions thought fit by the Bank. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.
5.6 Binding Effect
This Agreement shall be binding upon and enure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Borrower shall not assign its rights and obligations hereunder or any interest herein without the prior consent of all the Bank.
5.7 Time Of The Essence
Time shall be of the essence of this Agreement.
5.8 Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
[Remainder of Page Blank]

[Signature Page to Amending Agreement]
IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

Telvent Canada Ltd.

Per:

Name:
Title:
I/We have the authority to bind the corporation

ABN AMRO Bank N.V.

Per:

Name:
Title:

Per:

Name:
Title:
I/We have the authority to bind the Bank

Schedule “A”
ACKNOWLEDGMENT BY GUARANTOR
The undersigned Guarantor hereby expressly acknowledges and consents to the execution by the Borrower of the foregoing Amending Agreement and agrees that all obligations and liabilities under the Documents to which the Guarantor is a party shall continue in full force and effect, and that neither the Amending Agreement nor the Guarantor’s acceptance thereof shall in any manner whatsoever (i) impair or affect the liability of the Guarantor to the Bank under the any of the Documents to which the Guarantor is a party, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of the Bank at law, in equity or by statute, against the Guarantor pursuant to any Document to which the Guarantor is a party, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to the Bank by the Guarantor under any Document to which the Guarantor is a party.
Acknowledged and agreed to this 18 day of October, 2007

TELVENT USA, INC.

Per:

Name:
Title:
I/We have the authority to bind the corporation